SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                          of 1934 (Amendment No. ____)


Filed by the Registrant [ X ]
Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ] Preliminary  Proxy Statement
[ ] Confidential for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional  Materials
[ ] Soliciting  Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                            FIRST TEAM SPORTS, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules  14a-6(i)(1)
      and 0-11

1)    Title of each class of securities to which transaction applies:

2)    Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)    Proposed maximum aggregate value of transaction:

5)    Total fee paid:


[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as  provided  by  Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:
1)    Amount Previously Paid:
2)    Form, Schedule or Registration Statement No.:
3)    Filing Party:
4)    Date Filed:

                             FIRST TEAM SPORTS, INC.




                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   to be held
                                  July 12, 2000



TO THE SHAREHOLDERS OF FIRST TEAM SPORTS, INC.:

         The 2000 Annual Meeting of Shareholders of First Team Sports, Inc. will be held at the Anoka-Hennepin Technical College, 1355 West Highway 10, Anoka, Minnesota, at 11:00 a.m. (Minneapolis-time) on Wednesday, July 12, 2000, for the following purposes:

         1.       To set the number of members of the Board of Directors at six
                  (6).

         2.       To elect members of the Board of Directors.

         3. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending February 28, 2001.

         4. To take action on any other business that may properly come before the meeting or any adjournment thereof.

         Accompanying this Notice of Annual Meeting is a Proxy Statement, form of Proxy and the Company's 2000 Annual Report.

         Only shareholders of record as shown on the books of the Company at the close of business on May 19, 2000 will be entitled to vote at the Annual Meeting or any adjournment thereof. Each shareholder is entitled to one vote per share on all matters to be voted on at the Annual Meeting.

         You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please sign, date and mail the enclosed form of Proxy in the return envelope provided as soon as possible. Your cooperation in promptly signing and returning your Proxy will help avoid further solicitation expense to the Company.

                                      BY ORDER OF THE BOARD OF DIRECTORS


June 9, 2000                          John J. Egart
Anoka, Minnesota                      President and Chief Executive Officer

                             FIRST TEAM SPORTS, INC.


                                 PROXY STATEMENT
                                       FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                   to be held
                                  July 12, 2000


         The accompanying Proxy is solicited by the Board of Directors of First Team Sports, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, July 12, 2000, at the location and for the purposes set forth in the Notice of Annual Meeting, and at any adjournments thereof.

         The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's Common Stock, will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular remuneration, solicit proxies personally or by telephone.

         Any shareholder giving a Proxy may revoke it any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary or other officer of the Company or by filing a later-dated written Proxy with an officer of the Company. Personal attendance at the Annual Meeting is not, by itself, sufficient to revoke a Proxy unless written notice of the revocation or a later-dated Proxy is delivered to an officer of the Company before the revoked or superseded Proxy is used at the Annual Meeting. Proxies will be voted as specified by the shareholders.

         The presence at the Annual Meeting in person or by proxy of the holders of a majority of the outstanding shares of the Company's Common Stock entitled to vote shall constitute a quorum for the transaction of business. If a broker returns a "non-vote" proxy, indicating a lack of voting instructions by the beneficial holder and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the Annual Meeting for purposes of calculating the vote with respect to such matter. If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. An abstention as to any proposal will, therefore, have the same effect as a vote against the proposal. Proxies which are signed but which lack any such specification will be voted in favor of the proposals set forth in the Notice of Meeting and in favor of the number and slate of directors proposed by the Board of Directors and listed herein.

         The mailing address of the principal executive office of the Company is 1201 Lund Boulevard, Anoka, Minnesota 55303. The Company expects that this Proxy Statement, the related Proxy and Notice of Meeting will first be mailed to shareholders on approximately June 9, 2000.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         The Board of Directors of the Company has fixed the close of business on May 19, 2000 as the record date for determining shareholders entitled to vote at the Annual Meeting (the "Record Date"). Persons who were not shareholders on the Record Date will not be allowed to vote at the Annual Meeting. At the close of business on the Record Date, 5,861,640 shares of the Company's Common Stock, par value $.01 per share, were issued and outstanding. The Common Stock is the only outstanding class of capital stock of the Company. Each share of Common Stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Holders of Common Stock are not entitled to cumulative voting rights.

               PRINCIPAL SHAREHOLDERS AND MANAGEMENT SHAREHOLDINGS

         The following table provides information as of the Record Date concerning the beneficial ownership of the Company's Common Stock by (i) each director and nominee for director of the Company, (ii) the named executive officers in the Summary Compensation Table, (iii) persons known to the Company to be the beneficial owners of more than 5% of the Company's outstanding Common Stock as of the Record Date and (iv) all directors and executive officers as a group.

Name, Position(s)                            Number of Shares        Percent of
(and Address of 5% Holders)               Beneficially Owned(1)(2)    Class(2)
---------------------------               ------------------------   ----------
John J. Egart                                     594,852(3)(4)           9.7%
President, Chief Executive
  Officer and Director
1201 Lund Boulevard
Anoka, MN  55303

David G. Soderquist                               459,175(4)(5)           7.6%
Vice Chairman and Director
1201 Lund Boulevard
Anoka, MN  55303

Joe Mendelsohn                                    164,250(6)              2.7%
Chairman and Director

Timothy G. Rath                                    54,000(7)                *
Director

Stanley E. Hubbard                                 53,750(8)                *
Director

William J. McMahon                                 10,500(9)                *
Director

Kent A. Brunner                                   103,223(10)             1.7%
Vice President and Chief Financial
   Officer

Leonard R. Vinson, Jr.                             79,333(11)             1.3%
Senior Vice President of Sales
   Marketing

Dimensional Fund Advisors, Inc.                   375,450(12)             6.4%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

All Executive Officers and                      1,503,583(13)             22.3%
  Directors as a Group
  (8 persons)

*less than 1%

(1) Unless otherwise indicated, each person named or included in the group has sole power to vote and sole power to direct the disposition of all shares listed as beneficially owned by him or her.

(2) Under the rules of the SEC, shares not actually outstanding are deemed to be beneficially owned by an individual if such individual has the right to acquire the shares within 60 days. Pursuant to such SEC rules, shares deemed beneficially owned by virtue of an individual's right to acquire them are also treated as outstanding when calculating the percent of the class owned by such individual and when determining the percent owned by any group in which the individual is included.

(3) Includes: 1,521 shares of Common Stock held by Mr. Egart's wife; 17,349 shares of Common Stock held by either Mr. Egart or his wife as custodian for their children; and 284,167 shares of Common Stock which may be acquired by Mr. Egart upon exercise of stock options.

(4) Includes 15,500 shares of Common Stock held by a partnership, of which Mr. Egart and Mr. Soderquist are partners and with respect to which each, as a partner, shares voting and investment power over the shares.

(5) Includes 191,250 shares of Common Stock which may be acquired by Mr. Soderquist upon exercise of stock options.

(6) Includes 164,250 shares of Common Stock which may be acquired by Mr. Mendelsohn upon exercise of stock options.

(7) Includes 24,000 shares of Common Stock which may be acquired by Mr. Rath upon exercise of stock options.

(8) Includes 25,500 shares of Common Stock which may be acquired by Mr. Hubbard upon exercise of stock options.

(9) Represents 10,500 shares of Common Stock which may be acquired by Mr. McMahon upon exercise of stock options.

(10) Includes 98,751 shares of Common Stock which may be acquired by Mr. Brunner upon exercise of stock options.

(11) Includes 78,333 shares of Common Stock which may be acquired by Mr. Vinson upon exercise of stock options.

(12) The shares are held by four investment companies and certain other investment vehicles, including commingled group trusts and separate accounts ("Funds"), for which Dimensional Fund Advisors Inc. ("Dimensional") acts as investment advisor and investment manager. As such advisor and manager, Dimensional has sole voting and dispositive power over the shares but disclaims beneficial ownership of such shares. The Company has relied on information provided by Dimensional in its February 2000 Schedule 13G amendment filed with the Securities & Exchange Commission.

(13) Includes 876,751 shares of Common Stock which may be acquired upon the exercise of stock options; 15,500 shares of Common Stock held by a partnership; and 19,320 shares of Common Stock held by or for family members of executive officers.

                              ELECTION OF DIRECTORS
                              (Proposals #1 and #2)

         The Bylaws of the Company provide that the number of directors shall be the number set by the shareholders, which shall be not less than one. The Board of Directors unanimously recommends that the number of directors be set at six, which is the current number of directors, and that six directors be elected. Unless otherwise instructed, the Proxies will be so voted.

         In the absence of other instruction, the Proxies will be voted for each of the following individuals. If elected, such individuals shall serve until the next annual meeting of shareholders and until their successors shall be duly elected and shall qualify. All of the nominees are currently members of the Board of Directors. If, prior to the Annual Meeting, it should become known that any one of the following individuals will be unable to serve as a director after the Annual Meeting by reason of death, incapacity or other unexpected occurrence, the Proxies will be voted for such substitute nominee as is selected by the Board of Directors. Alternatively, the Proxies may, at the Board's discretion, be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board of Directors has no reason to believe that any of the following nominees will be unable to serve.

         Under applicable Minnesota law, setting the number of directors at six and the election of each nominee requires the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.


     Name and Age                                                               Director
      of Nominee             Principal Occupations for the Past Five Years        Since
   ----------------          ---------------------------------------------        -----
    John J. Egart -          President  and Chief  Executive  Officer of the       1986
          50                 Company since January 1994; Executive Vice President
                             of the Company from the Company's inception in May
                             1986 until January 1994.

 David G. Soderquist -       Vice Chairman of the Company since January 1994;      1986
          51                 President and Chief Executive Officer of the Company
                             from the Company's  inception in May 1986 until
                             January 1994.

   Joe Mendelsohn -          Chairman of the Board of the Company since January    1991
          69                 1991; consultant to various toy and related product
                             businesses since January 1987, including to the
                             Company 1988 to 1999.

   Timothy G. Rath -         Consultant since February 1996; various positions,    1991
          54                 most recently Chief Executive Officer, with Kelly
                             Russell Studios, Inc., a firm engaged in production
                             and marketing of sports memorabilia, from November
                             1994 to February 1996; consultant to Anthony
                             Industries, Inc., a diversified manufacturer of
                             recreational and industrial products, from June 1992
                             to October 1993.

 Stanley E. Hubbard -        Vice  President  of Hubbard  Broadcasting,  Inc.      1992
          39                 since July 1984 and President and Chief Executive
                             Officer of Hubbard Media Group, LLC since August
                             1999; President and Chief Executive Officer of United
                             States Satellite Broadcasting Company, Inc. from
                             March 1993 and January 1996, respectively, through
                             May 1999.

 William J. McMahon -        Consultant since March 2000; various positions, most  1996
          53                 recently President and Chief Executive Officer of
                             Cedar Technologies, Inc., a manufacturer and marketer
                             of robotic compact disc duplication equipment from
                             October 1998 to March 2000; President and Chief
                             Executive Officer of Lund International Holdings,
                             Inc., a manufacturer of vehicle accessories, from
                             September 1994 to October 1998; Chief Operating
                             Officer of Anagram International, Inc., a
                             manufacturer of Mylar balloons and packaging
                             products, from 1991 to September 1994.

Board and Committee Meetings

         During the fiscal year ended February 29, 2000, the Board of Directors held five meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board on which he served. The Board of Directors has an Audit Committee, Compensation Committee and Stock Option Committee. The Board does not have a nominating committee.

         The Audit Committee recommends to the Board of Directors the selection of independent accountants and reviews the activities and reports of the independent accountants as well as the internal accounting controls of the Company. The Audit Committee is comprised of Mr. Mendelsohn, Mr. Rath and Mr. McMahon. During fiscal 2000, the Audit Committee held two meetings.

         The Compensation Committee recommends the compensation for executive officers of the Company. The Compensation Committee is comprised of Mr. Rath, Mr. Hubbard and Mr. McMahon. During fiscal 2000, the Compensation Committee met once.

         The Stock Option Committee administers the Company's 1987 Stock Option Plan, 1990 Nonqualified Stock Option Plan, 1993 Employee Stock Purchase Plan and the 1994 Stock Option and Incentive Compensation Plan. The Stock Option Committee is comprised of Mr. Rath and Mr. Hubbard. During fiscal 2000, the Stock Option Committee met once.

Compensation of Directors

         Directors' Fees. The Company pays each director who is not an employee of the Company an attendance fee of $500 per Board of Directors and committee meeting attended; provided, however, that no director may receive more than $500 per day. Beginning in August 1999, Joe Mendelsohn received $500 per month as fees for serving as Chairman. In addition, Mr. Mendelsohn received $7,500 for providing consulting services to the Company from March through July 1999.

         Stock Option Grants. Pursuant to either the Company's 1987 Stock Option Plan or the Company's 1994 Stock Option and Incentive Compensation Plan, each member of the Board of Directors who is neither an employee of, nor a paid advisor or consultant to, the Company (a "Non-Employee Director") receives, upon initial election to the Board, a nonqualified option to purchase 7,500 shares of the Company's Common Stock at an option price per share equal to 100% of the fair market value of the Company's Common Stock on the date of such election. Such option is immediately exercisable to the extent of 1,500 shares and to the extent of an additional 1,500 shares on each of the first, second, third and fourth anniversaries of the date of grant. Each Non-Employee Director who is re-elected as a director of the Company or whose term of office continues after a meeting of shareholders at which directors are elected receives a nonqualified option to purchase 3,000 shares of Common Stock at an option price per share equal to 100% of the fair market value of the Common Stock on the date of such re-election or shareholder meeting, which option is immediately exercisable in full. However, a Non-Employee Director who receives a 7,500-share option upon initial election to the Board may not receive the 3,000-share option for a period of at least ten (10) months. All options granted pursuant to these provisions expire on the earlier of (i) three months after the optionee ceases to be a director (except by disability or death) or (ii) ten (10) years after the date of grant. In the event of disability or death of a Non-Employee

Director, any option granted to such Non-Employee Director may be exercised at any time within twelve (12) months of the disability or death of such Non-Employee Director or prior to the date on which the option, by its terms, expires, whichever is earlier. Joe Mendelsohn, Chairman, did not receive an option under the above formula plan for outside directors in connection with the June 1999 shareholders' meeting because of a consulting arrangement with the Company through July 1999, but will receive the automatic grant of an option to purchase 3,000 shares if re-elected at the Annual Meeting. During fiscal 2000, Mr. Mendelsohn received a discretionary grant of options to purchase 7,500 shares of the Company's Common Stock at $1.563 per share and 15,000 shares at $2.25 per share. The options become exercisable in three annual increments beginning on the date of grant and has other terms similar to those described above.

Report of Compensation Committee and Stock Option Committee

         The Compensation Committee's executive compensation policies are designed to enhance the financial performance of the Company, and thus shareholder value, by significantly aligning the financial interests of the Company's key executives with those of the Company's shareholders. Compensation of the Company's executive officers is comprised of four parts: base salary, annual incentive bonuses, fringe benefits and long-term incentive opportunity in the form of stock options. The Compensation Committee believes, but has not conducted any formal survey, that the base salaries of the Company's executive officers are generally less than executive officers of comparable publicly-held companies. These relatively low base salaries are combined with the opportunity to earn substantial cash bonuses if certain Company financial performance goals are met. Long-term incentives are based on stock performance through stock options. Although the Company's 1994 Stock Option and Incentive Compensation Plan ("1994 Plan") also gives the Compensation Committee the flexibility to grant other types of incentives, including restricted stock, stock appreciation rights, performance shares and/or cash, only stock options have been granted under the 1994 Plan. The Compensation Committee believes that stock ownership by the Company's executive officers is beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value. Overall, the intent is to have more significant emphasis on variable compensation components and less on fixed cost components. The Compensation Committee believes this philosophy and structure are in the best interests of the Company's shareholders.

         Bonuses. The Compensation Committee recommended, and the Board of Directors unanimously approved, a fiscal 2000 bonus plan for the Company's officers which provided for the creation of a bonus pool ranging from $150,000 to $650,000 based on the Company attaining pre-tax earnings ranging from $455,000 to $1,370,500. Although no bonuses were earned pursuant to the bonus plan for fiscal 2000, the Compensation Committee approved the following discretionary bonuses for fiscal 2000, John Egart - $70,000, Kent Brunner - $45,000 and Sonny Vinson - $45,000.

         For fiscal 2001, the Compensation Committee recommended, and the Board of Directors unanimously approved, a bonus plan for the Company's officers which provides for the creation of a bonus pool ranging from $150,000 to $600,000 based on the Company attaining pre-tax earnings ranging from $350,000 to

$1,390,000. Each officer is eligible, based on the achievement of individual performance objectives, to receive up to the following percentage of the applicable bonus pool: John Egart - 40%, Kent Brunner - 27.5%, Sonny Vinson - 27.5% and Dave Soderquist - 5%.

         Stock Options and Other Incentives. The Company's stock option program is the Company's long-term incentive plan for officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and shareholder return, and to enable executives to develop and maintain a significant, long-term ownership position in the Company's Common Stock.

         The Company's 1987 Stock Option Plan and 1994 Plan authorize the Stock Option Committee of the Board of Directors to award stock options to officers and other employees. The 1994 Plan also permits the Compensation Committee to award other forms of long-term incentives, including stock appreciation rights, stock and restricted stock, performance shares and/or cash. To date, however, only stock options have been granted under the 1994 Plan. Stock options are generally granted each year, at an option price equal to the fair market value of the Company's Common Stock on the date of grant, and vest over a period of three years. The amount of stock options awarded is generally a function of the recipient's salary and position in the Company. Awards are intended to be generally competitive with other companies of comparable size and complexity, although the Stock Option Committee has not conducted any thorough comparative analysis.

         Benefits. The Company provides the same health and disability insurance benefits to its executive officers as are available to Company employees generally, except that executive officers receive additional life and long-term disability insurance beyond that available to Company employees generally. The Company also provides automobiles to Mr. Egart and Mr. Soderquist. The amount of perquisites, as determined in accordance with the rules of the SEC relating to executive compensation, did not exceed 10% of salary for fiscal 2000.

         Chief Executive Officer Compensation. The Compensation Committee believes, but has not conducted any formal survey, that Mr. Egart's fiscal 2000 base salary of $135,000 (which was the result of a voluntary salary reduction in early 1999 from $175,000) was substantially less than the base salaries of chief executive officers of comparable publicly-held companies. For fiscal 2001, Mr. Egart will receive a salary of $175,000. For fiscal 2000, Mr. Egart received a discretionary bonus of $70,000. The stock options to purchase 65,000 shares of Company Common Stock granted to Mr. Egart during fiscal 2000 are consistent with the design of the overall compensation program and are shown in the compensation tables under "Management Compensation" following this report.

                               Members of the Compensation Committee
                               and Stock Option Committee:

                               Timothy G. Rath
                               Stanley E. Hubbard
                               William J. McMahon

                             MANAGEMENT COMPENSATION

Summary Compensation Table

         The following table sets forth certain information regarding compensation paid or accrued during each of the Company's last three fiscal years to the Company's Chief Executive Officer and each of the other executive officers whose total annual salary and bonus paid or accrued during fiscal year 2000 exceeded $100,000 (the "named executive officers").

                                                                                    Long Term Compensation
                                     Annual  Compensation                       Awards                 Payouts
                                   -----------------------------------    ------------------------------------
                                                                          Restricted                     LTIP       All Other
   Name and Principal      Fiscal                                           Stock      Options/SARs    Payouts    Compensation
      Position              Year   Salary ($)    Bonus ($)   Other ($)    Awards ($)          (#)(1)     ($)          ($)(2)
----------------------     ------  ----------    ---------   ---------    ----------   -------------   -------    ------------

John J. Egart,              2000     $140,592     $70,000        --           --            65,000        --         $17,378
   President and Chief      1999     $135,000       --           --           --            60,000        --         $13,563
   Executive Officer        1998     $175,000       --           --           --           270,000(3)     --         $18,215

Kent A. Brunner             2000     $102,564     $45,000        --           --            62,000        --         $12,677
  Vice President and        1999     $ 80,000     $10,000        --           --            30,000        --         $ 9,024
   Chief Financial          1998     $ 70,905       --           --           --            43,501(3)     --         $ 8,075
Officer

Leonard R. Vinson, Jr.      2000     $123,565     $45,000        --           --            50,000        --           --
  Senior Vice President     1999     $  1,000(4)    --           --           --           120,000        --           --
  of Sales & Marketing

(1) Options to acquire shares of Common Stock.

(2) Represents contributions to the Company's Profit Sharing Plan.

(3) Includes previously granted options, which were repriced in fiscal 1998 (225,000 shares - John Egart; 23,501 shares - Kent Brunner).

(4) Mr. Vinson began his employment with the Company on February 17, 1999.

Option Grants During 2000 Fiscal Year

         The following table provides information related to stock options granted to the named executive officer during fiscal 2000. The Company did not grant any stock appreciation rights during fiscal 2000.

                              Individual Grants
-------------------------------------------------------------------------------
                                     % of Total                                    Potential Realizable Value at
                                       Options                                     Assumed Annual Rates of Stock
                         Options     Granted to      Exercise or                   Price Appreciation for Option
                         Granted    Employees in     Base Price    Expiration      Term(1)
Name                       (#)       Fiscal Year     ($/Sh)(2)        Date           0%      5% ($)         10% ($)
----------------------   --------   --------------   -----------  -------------   ---------------------------------
John J. Egart             15,000(3)       4.1%          $1.563      12/19/06         --      $9,544        $22,243
                          50,000(4)      13.5%          $2.25       02/01/07         --     $45,799       $106,731
Kent A. Brunner           12,000(3)       3.2%          $1.563      12/19/06         --      $7,636        $17,784
                          50,000(4)      13.5%          $2.25       02/01/07         --     $45,799       $106,731
Leonard R. Vinson, Jr.    10,000(3)       2.7%          $1.563      12/19/06         --      $6,363        $14,828
                          40,000(4)      10.8%          $2.25       02/01/07         --     $36,639        $85,385

(1) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods of up to three years. If the options are adjusted as set forth in (3) and (4) below, the potential realizable value will be somewhat less.

(2) The option exercise price may be paid in shares of Common Stock owned by the executive officer, in cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Stock Option Committee in its discretion.

(3) Option becomes exercisable with respect to one-half of the shares covered thereby on the date of grant and on the first anniversary date of the original grant; however, in the event of a change of control of the Company, any unexercisable portion of the options will become immediately exercisable. See "Change of Control Arrangements." The exercise price was equal to the fair market value of the Common Stock on the date of grant.

(4) Option becomes exercisable with respect to one-third of the shares covered thereby on each of the first three anniversary dates of the original grant; however, in the event of a change of control of the Company, any unexercisable portion of the options will become immediately exercisable. See "Change of Control Arrangements." The exercise price was equal to the fair market value of the Common Stock on the date of grant.

Option Exercises During Fiscal 2000 and Fiscal Year-End Option Values

         The following table provides information related to options and warrants exercised by the named executive officer during fiscal 2000 and the number and value of options held at fiscal year-end. The Company does not have any outstanding stock appreciation rights.

                         Shares
                      Acquired on        Value             Number of Unexercised          Value of Unexercised In-the-
        Name            Exercise        Realized           Options at FY-End (#)          Money Options at FY-End ($)(2)
                           (#)           ($)(1)           Exercisable   Unexercisable    Exercisable       Unexercisable
---------------------- ------------  ---------------  --------------------------------- --------------------------------

John J. Egart              --              --            314,167             80,833         $44,319           $42,236

Kent A. Brunner            --              --             97,085             65,665         $32,789           $33,705

Leonard R. Vinson, Jr.     --              --             78,333             91,667         $56,738           $60,072


(1) Value is calculated based on the amount, if any, by which the closing price for the Common Stock as quoted on the Nasdaq National Market on the date of exercise exceeds the option exercise price, multiplied by the number of shares to which the exercise relates.

(2) The closing price for the Company's Common Stock as quoted on the Nasdaq National Market on February 29, 2000 was $2.50. Value is calculated on the basis of $2.50 minus the option exercise price and multiplying the result (if greater than zero) by the number of shares of Common Stock underlying the option.

Employment Agreements and Severance Arrangements

         The Company has an Employment Agreement with John Egart, President and Chief Executive Officer, dated January 23, 1996, which Agreement was amended as of January 1, 1998. The Agreement has a three-year term, with automatic two-year renewals unless a nonrenewal notice is given by the officer or the Company. The Agreement provided for an initial annual base salary of $175,000, which base salary was reduced to $135,000 in early 1999, but increased to $175,000 as of March 1, 2000.

         The Company has an Employment Agreement with Kent Brunner, Vice President and Chief Financial Officer, dated August 18, 1997, which Agreement was amended as of December 1, 1998. The Agreement has a two-year term, with automatic two-year renewals unless a nonrenewal notice is given by the officer or the Company. The Agreement provided for an initial annual base salary of $71,000, which base salary was increased to $115,000 as of March 1, 2000.

         The Company has an Employment Agreement with Leonard ("Sonny") Vinson, Senior Vice President of Sales and Marketing dated January 1, 2000. The Agreement has a two-year term, with automatic two-year renewals unless a nonrenewal notice is given by the officer or the Company. The Agreement provided for an initial annual base salary of $120,000, which salary was increased to $130,000 as of March 1, 2000.

         Each of the above-described employment agreements provides that if the Company gives the officer a nonrenewal notice, the officer is entitled to a cash payment equal to such officer's highest annual base salary in effect during the prior three years or, if such nonrenewal notice is given within one year after a change of control, two times the sum of such officer's highest annual base salary in effect during the prior three years plus the amount of incentive bonus which, absent termination, could have been earned by such officer during the year in which such officer's employment ceased. If the agreement is terminated by the Company without cause or if the officer resigns for good reason, the officer is entitled to a cash payment equal to the greater of (a) the sum of (i) the highest monthly base salary in effect during the prior three years times the number of months remaining (without regard to renewals) in the term, plus (ii) the product of the amount of incentive bonus earned during the prior fiscal year multiplied by the number of months remaining (without regard to renewals) in the term, divided by 12, or (b) the sum of the highest annual base salary in effect during the prior three years plus the amount of incentive bonus earned by the officer during the prior fiscal year; provided, however, if such termination or resignation occurs within one year after a change of control, such amount will be at least two times the sum of the highest annual base salary in effect during the prior three years plus the amount of incentive bonus which, absent termination, could have been earned by such officer during the year in which such officer's employment ceased. The above-described change of control payments are subject to reduction if total compensation received by the officer upon a change of control would constitute an excess parachute payment under I.R.C. ss. 280G.

Change of Control Arrangements

         In addition to the change of control arrangements provided for in the foregoing employment agreements, the Company's stock option plans provide the following:

         1987 Stock Option Plan. In May 1989, the Board of Directors adopted resolutions amending the Company's 1987 Stock Option Plan (the "1987 Plan") and providing that all options outstanding thereunder, including options held by the Company's executive officers, and all nonqualified stock options granted outside of the 1987 Plan to consultants to the Company, which are not then otherwise exercisable in full shall become fully exercisable upon the occurrence of any of the following events: (i) any person or group becomes the beneficial owner of 25% or more of the Company's Common Stock; (ii) at any time during any consecutive two-year period, the directors of the Company at the beginning of the period (and any new director whose election to the Board was approved by the vote of at least two-thirds of the directors still in office) cease to constitute a majority of the directors then in office; (iii) the consummation of a merger or consolidation (whether or not the Company is the surviving corporation), other than a merger or consolidation in which the holders of the Company's stock immediately prior thereto hold immediately thereafter securities representing more than 70% of the combined voting power of the voting securities of the merged or consolidated entity; or (iv) the consummation of a sale of all or substantially all of the Company's assets or a plan of complete liquidation of the Company.

         1994 Stock Option and Incentive Compensation Plan. Following a "change of control," the 1994 Stock Option and Incentive Compensation Plan (the "1994 Plan") provides that all restrictions on restricted stock awarded under the 1994 Plan will immediately lapse, all performance share objectives for outstanding performance share or cash Incentives shall be deemed to have been met and all outstanding options and stock appreciation rights shall immediately become exercisable. However, all change of control compensation to a participant must be less than the amount which would be considered a "parachute payment" under I.R.C. ss. 280G. Section 280G provides that, if payments which are contingent upon a change of control equal or exceed three times such participant's "base amount" (average annual compensation over the five taxable years preceding the taxable year in which the change of control occurs), then such payments constitute a "parachute payment" and the excess of such "parachute payment" over such participant's "base amount" will not be deductible by the Company and will be subject to an excise tax payable by the participant. To the extent that change of control compensation would equal or exceed three times a participant's "base amount," the participant must designate which payments should be reduced or eliminated so as to avoid receipt of a "parachute payment."

         For purposes of these provisions, a "change of control" refers to any of the following events: (i) the acquisition of at least 25% beneficial ownership of any of the Company's equity securities by any person or group of persons other than the Company's current shareholders; (ii) the approval of a merger, consolidation or sale of substantially all of the Company's assets by the shareholder, other than a merger or consolidation in which the Company's shareholders immediately prior to such merger or consolidation hold immediately thereafter more than 70% of the voting securities of the merged or consolidated entity, or (iii) certain changes in the composition of the Company's Board of Directors.

Stock Performance Chart

         The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock during the five fiscal years ended February 29, 2000 with the cumulative total return on the S&P 500 Composite Stock Index and the S&P Leisure Time Composite Index, an index of leisure product manufacturers. The comparison assumes $100 was invested on February 28, 1995 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


[GRAPH OMITTED]


                     02/28/95        02/29/96         02/28/97        02/28/98        02/28/99         02/29/00
First Team            $100.00         $75.17           $32.21          $14.09          $11.07           $13.42
Sports, Inc.

S&P 500               $100.00         $134.70         $169.94          $229.43         $274.71         $306.93
Composite Stock
Index

S&P Leisure Time      $100.00         $135.83         $150.40          $222.33         $162.76          $83.36
Index


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Based solely on its review of the copies of forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during fiscal year 1999, all officers, directors and greater than ten-percent beneficial owners complied with applicable filing requirements pursuant to Section 16(a) of the Securities Exchange Act of 1934 except that each of the officers and directors reported option grants on a Form 5 that was not timely filed.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors unanimously recommends that the shareholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending February 28, 2001. Unless otherwise instructed, the Proxies will be so voted.

         Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will be given an opportunity to make a statement regarding financial and accounting matters of the Company if they so desire, and will be available to respond to appropriate questions from the Company's shareholders.

         The ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending February 28, 2001 requires the affirmative vote of the holders of the greater of (i) a majority of the voting power of the shares represented in person or by proxy at the Annual Meeting with authority to vote on such matter, or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the Annual Meeting.


                                 OTHER BUSINESS

         Management knows of no other matters to be presented at the 2000 Annual Meeting. If any other matter properly comes before the Annual Meeting, the appointees named in the Proxies will vote the Proxies in accordance with their best judgment.


                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         Any appropriate proposal submitted by a shareholder of the Company and intended to be presented at the 2001 Annual Meeting must be received by the Company by February 9, 2001, to be included in the Company's proxy statement and related proxy for the 2001 Annual Meeting. Shareholder proposals intended to be presented at the next Annual Meeting but not included in the proxy materials will be considered timely if received by the Company on or before April 25, 2001.


                                    FORM 10-K

         THE COMPANY WILL PROVIDE AT NO CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE 2000 ANNUAL MEETING. PLEASE ADDRESS YOUR REQUEST TO THE ATTENTION OF KENT A. BRUNNER, VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, FIRST TEAM SPORTS, INC., 1201 LUND BOULEVARD, ANOKA, MINNESOTA 55303. YOUR REQUEST MUST CONTAIN A REPRESENTATION THAT AS OF MAY 19, 2000, YOU WERE A BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF SHAREHOLDERS.

                                           BY ORDER OF THE BOARD OF DIRECTORS


                                           John J. Egart
                                           President and Chief Executive Officer
Dated:  June 9, 2000
Anoka, Minnesota

                             First Team Sports, Inc.
                         ANNUAL MEETING OF SHAREHOLDERS

                            Wednesday, July 12, 2000
                                   11:00 a.m.

                               1201 Lund Boulevard
                                 Anoka, MN 55303







         First Team Sports, Inc.
         1201 Lund Boulevard, Anoka, Minnesota 55303                     proxy

--------------------------------------------------------------------------------

This proxy is solicited by the Board of Directors for use at the Annual Meeting on July 12, 2000.

The shares of stock you hold in your account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint John J. Egart and David G. Soderquist, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.
















                       See reverse for voting instructions

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to First Team Sports, Inc., c/o Shareowner Servicessm, P.O. Box 64873, St. Paul, MN 55164-0873












                               Please detach here

         The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.


1.  Set the number of directors at six (6).          [ ]  For    [ ]  Against     [ ]  Abstain


2.  Elect directors:       01 John J. Egart          04 Stanley E. Hubbard     [ ]   Vote FOR      [ ]    Vote WITHHELD
                           02 David G. Soderquist    05 Timothy G. Rath              all nominees         from all nominees
                           03 Joe Mendelsohn         06 William J. McMahon           (except as withheld below)

(Instructions:  To withhold authority to vote for any indicated nominee,
write the number(s) of the nominee(s) in the box provided to the right.)         -------------------------------------------

3.   Ratify the appointment of Ernst & Young LLP as independent For Against
     Abstain auditors for the Company for the year ending February 28, 2001.

4. In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

Address change?  Mark box  [ ]      Dated: _____________________, 2000
Indicate changes below:

                                    --------------------------------------------


                                    --------------------------------------------

                                    Signature(s) in Box Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.